Exhibit 4.2

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

RESTRICTED STOCK GRANT NOTICE

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC. (together with any successor thereof, the “Company”), pursuant to the Company’s Amended and Restated 2023 Restricted Stock Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), the number of shares of the Company’s common shares, no par value, set forth below (individually and collectively referred to as the “Restricted Shares”). The Restricted Shares are subject to all of the terms and conditions set forth herein and in the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”) and the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Agreement.

Participant:
Grant Date:
Total Number of Restricted Shares:
Period of Restrictions:	____% of the Restricted Shares shall vest on ______, 20__.

As a condition to the grant of the Restricted Shares, Participant represents and warrants that Participant is purchasing the Restricted Shares solely for investment purposes and not with an intention to transfer, sell or otherwise dispose of such Restricted Shares, except as permitted pursuant to the Plan and in compliance with applicable securities laws. Participant also acknowledges that Participant understands that the Restricted Shares are subject to the transfer restrictions under the Plan and the Restricted Stock Agreement. Each certificate evidencing Restricted Shares issued to the Participant hereunder shall bear a legend in substantially the following form:

THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

By signing below, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Agreement and this Grant Notice. Participant has reviewed the Restricted Stock Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or the Board upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Agreement.

IN WITNESS WHERE, the undersigned have executed this Grant Notice effective as of the Grant Date:

Participant	Company Visionary Technology Holdings Group Inc.

Name:	, Chief Executive Officer

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EXHIBIT A

THE SECURITIES REPRESENTED BY THIS RESTRICTED STOCK AWARD AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED AT ANY TIME WITHOUT THE COMPANY’S PRIOR WRITTEN CONSENT WHICH MAY BE GRANTED OR WITHHELD IN THE COMPANY’S SOLE DISCRETION, UNLESS A REGISTRATION STATEMENT IS IN EFFECT WITH RESPECT THERETO UNDER SECURITIES ACT OF 1933 AND, IN ANY EVENT, IN COMPLIANCE WITH ANY AND ALL REASONABLE REQUIREMENTS IMPOSED BY THE COMPANY AND PURSUANT TO SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS.

RESTRICTED STOCK AWARD

ursuant to the Restricted Stock Grant Notice (the “Grant Notice”) to which this Restricted Stock Agreement (this “Agreement”) is attached, Visionary Technology Holdings Group Inc. (together with any successor thereof, the “Company”), has granted to Participant restricted shares of the Company’s common shares, no par value (the “Restricted Shares”) under the Company’s Amended and Restated 2023 Restricted Stock Plan (the “Plan”) as indicated in the Grant Notice.

1.              General.

1.1            Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice, unless the context clearly indicates otherwise.

1.2            Incorporation of Terms of Plan. The Restricted Shares are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2.              Grant of Restricted Shares.

2.1            Grant of Restricted Shares. In consideration of Participant’s employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Participant the Restricted Shares, upon the terms and conditions set forth in the Plan and this Agreement, subject to adjustments as provided in Section 15 of the Plan.

2.2            Consideration to the Company. In consideration of the grant of the Restricted Shares by the Company, Participant agrees to render faithful and efficient services to the Company or any Subsidiary. Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

3.              Restrictions. Unless and until the Restricted Shares vest, Participant shall have no right to sell, assign, transfer, pledge or otherwise encumber Restricted Shares in any manner. Any purported attempt to sell, assign, transfer, pledge or otherwise encumber any Restricted Shares under this Agreement shall be void and shall result in the forfeiture and cancellation of such Restricted Shares. Upon Participant’s Termination of Services, any Restricted Shares that are unvested as of the date of such Termination of Service (and whose vesting is not accelerated pursuant to Section 15(c) of Plan in the event of a Change of Control) shall be forfeited, and Participant shall have no further rights with respect to such Restricted Shares under this Agreement or otherwise.

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4.       Delivery of Shares. The Restricted Shares shall be registered in book entry in the name of Participant and shall not be transferred to Participant until the Restricted Shares have vested in accordance with this Agreement. Participant acknowledges that prior to the vesting of the Restricted Shares, the certificates representing the Restricted Shares may be stamped with a legend indicating the possibility of cancellation and the restrictions on transfer. Upon vesting of any of the Restricted Shares, such Restricted Shares shall be transferred or delivered to Participant as soon as practicable thereafter. Upon such transfer or delivery to Participant, the vested Restricted Shares will not be subject to any restrictions other than those that may arise under the securities laws or the Company’s policies.

5.       Tax Withholding. The vesting of the Restricted Shares under this Agreement will result in Participant’s recognition of income for U.S. and federal tax purposes (and/or foreign tax purposes, if applicable) and shall be subject to tax and tax withholdings as appropriate. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including Participant’s FICA or employment tax obligations) required by law to be withheld with respect to the vesting of the Restricted Shares. The Committee or the Board may, in its sole discretion and in satisfaction of the foregoing requirement, withhold, or allow Participant to elect to have the Company withhold, Shares otherwise issuable upon the vesting of any of the Restricted Shares (or allow the surrender of Shares). The number of Shares so withheld or surrendered shall be limited to the number of Shares that have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to supplemental taxable income.

Participant agrees to consult with any tax advisors that Participant thinks necessary in connection with its receipt of the Restricted Shares and Participant acknowledges that it is not relying, and will not rely, on the Company or any of its affiliates for any tax advice.

6.       Section 83(b) Election. If Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Shares as of the date of transfer of the Restricted Shares rather than as of the date or dates upon which Participant would otherwise be taxable under Section 83 of the Code, Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

7.       Rights as Stockholder. Upon issuance of the Restricted Shares and until the forfeiture or cancellation of the Restricted Shares, Participant shall have, unless otherwise provided by the Committee, all of the rights of a stockholder with respect to the Restricted Shares, subject to the transferability and other restrictions set forth in this Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Committee or the Board, the Committee or the Board may provide that any extraordinary distributions with respect to the Shares received by Participant in the form of Shares shall be subject to the same vesting and other restrictions as the Restricted Shares to which they relate.

8.       Lock-Up.

8.1            One Year Prohibition on Sales or Transfers. The Participant, including the Participant’s Affiliated Entities (as defined below), hereby agrees that for a period of one year from the Effective Date (the “Lock-Up Period”), the Participant will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly, any common shares, no par value, of the Restricted Shares issued to the Agreement (the “Lock-Up Shares”), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement (the “Lock-Up Agreement”). As used in this Agreement “Affiliated Entities” shall mean any legal entity, including any corporation, limited liability company, partnership, not-for-profit corporation, estate planning vehicle or trust, which is directly or indirectly owned or controlled by the Participant or his or her descendants or spouse, of which such Participant or his or her descendants or spouse are beneficial owners, or which is under joint control or ownership with any other person or entity subject to a lock-up agreement regarding the Company’s stock with terms substantially identical to this Lock-Up Agreement.

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8.2            Allowable Sales During Lock-Up Period and Thereafter. Notwithstanding the terms of Section 8.1 above, during the Lock-Up Period the Participant may:

(a)            Transfer Lock-Up Shares to the Company or its designee.

(b)           Make a bona fide charitable donation to a non-profit, religious organization or institution that is independent of the Participant (a “Charitable Donee”)

(c)            Transfer Lock-Up Shares to one of the Participant’s Affiliated Entities, so long as such Participant’s Affiliated Entity agrees in an additional written instrument delivered to the Company to be subject to the terms and conditions of this Lock-Up Agreement.

(d)            Transfers by bona fide gift to a member of the Participant’s immediate family or to a trust, the beneficiary of which is the Participant or a member of the Participant’s immediate family, so long as such assignee and/or donee agrees in an additional written instrument delivered to the Company to be subject to the terms and conditions of this Lock-Up Agreement.

(e)            By virtue of the laws of descent and distribution upon death of the Participant.

(f)             by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement.

8.3            Attempted Transfers. Any attempted or purported sale or other transfer of any Lock-Up Shares by the Participant in violation or contravention of the terms of this Lock-Up Agreement shall be null and void ab initio. The Company shall, and shall instruct its transfer agent to, reject and refuse to transfer on its books any Lock-Up Shares that may have been attempted to be sold or otherwise transferred in violation or contravention of any of the provisions of this Agreement and shall not recognize any person or entity

8.4           Acknowledgement of Representation. The Participant has reviewed this Lock-Up Agreement and was given the opportunity to review this Lock-Up Agreement with his, her or its legal counsel and other advisors and understands the terms and conditions hereof.

8.5            Legends on Certificates. All Lock-Up Shares now or hereafter owned by the Participant, shall be subject to the provisions of this Lock-Up Agreement and the certificates representing such Lock-Up Shares shall bear the following legend:

THE SALE, ASSIGNMENT, GIFT, BEQUEST, TRANSFER, DISTRIBUTION, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND MAY BE MADE ONLY IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE CORPORATION.

9.       Other Provisions.

9.1        Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company (or any other person or entity as designated by the Committee) at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 8.1, either party may hereafter designate a different address for notices to be given to that party. A notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

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9.2        Titles and Headings. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

9.3        Governing Law. The laws of the Province of Ontario, Canada, and the laws of Canada as applicable, shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement.

9.4        Conformity to Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, the Exchange Act and the Code, and any and all regulations and rules promulgated thereunder, state securities laws and regulations and all other applicable law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Shares are granted and shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

9.5        Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided, that except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Restricted Shares in any material way without the prior written consent of Participant.

9.6        Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

9.7        Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries.

9.8        Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

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SHAREHOLDER’S SPOUSE (as applicable):

The undersigned spouse of the Shareholder has read and hereby approves the Lock-Up Agreement and agrees to be irrevocably bound by the Lock-Up Agreement and further agrees that any community property interest shall be similarly bound by the Lock-Up Agreement. I hereby irrevocably appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Name:

Signature of Authorized Signatory of Spouse

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